Exhibit 10.10
CONFORMED COPY

CREDIT AGREEMENT
Among
RESIDENTIAL FUNDING COMPANY, LLC,
The Several Lenders
from Time to Time Parties Hereto,
GMAC LLC,
as Agent,
Dated as of February 21, 2008

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

SCHEDULES

I	Commitments
II	Addresses for Notices
III	Material Litigation
IV	List of Resorts
V	Syndicated Loans

EXHIBITS

A	Pledge Agreement
B	Assignment and Assumption
C	Opinions of Counsel to the Company
D	Note
E	Borrowing Base Certificate
F	Monthly Report
G	US Tax Compliance Certificate
H	Developer Supplement

ANNEXES

A	Requirements for Eligible Pre-Sale Receivables
B	Requirements for Eligible A, D & C Loans
C	Requirements for an Eligible Developer
D	Requirements for an Eligible Resort Related to an A, D & C Loan

iv

CREDIT AGREEMENT, dated as of February 21, 2008, among:
(a)	RESIDENTIAL FUNDING COMPANY, LLC (the “Company”);

(b)	the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”);

(c)	GMAC LLC, as agent for the Lenders hereunder (in such capacity, the “Agent”).
The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “A, D & C Loans”: means Construction Loans and Pre-Sale Loans.
     “A, D & C Loan Agreement”: an agreement between a Developer and the Company as amended or modified from time to time pursuant to which the Company extends a Construction Loan or a Pre-Sale Loan.
     “A, D & C Note”: the promissory note made by a Developer in favor of the Company in connection with an A, D & C Loan Agreement and the A, D & C Loan evidenced thereby.
     “Adjusted Construction Loan Outstanding Balance”: on any date of determination, (i) the aggregate Outstanding Balance of Eligible Construction Loans that are Pledged Loans as of the last day of the immediately preceding Settlement Period minus (ii) the sum, without duplication, for the Eligible Construction Loans that are Pledged Loans of (A) the Pro Rata Share of the Single Developer Overconcentration Amount and (B) the Pro Rata Share of the Multiple Developer Overconcentration Amount, in each case as of the last day of the immediately preceding Settlement Period.
     “Adjusted Pre-Sale Loan Outstanding Balance”: on any date of determination, (i) the aggregate Outstanding Balance of Eligible Pre-Sale Loans that are Pledged Loans as of the last day of the immediately preceding Settlement Period minus (ii) the sum, without duplication, for the Eligible Pre-Sale Loans that are Pledged Loans of (A) the Pro Rata Share of the Foreign Obligor Overconcentration Amount, (B) the Pro Rata Share of the Single Developer Overconcentration Amount, (C) the Pro Rata Share of the Multiple Developer Overconcentration Amount and (D) the Excess Developer Advance Amount for all such pledged Eligible Pre-Sale Loans, in each case as of the last day of the immediately preceding Settlement Period.
     “Adjusted Timeshare Backed Loan Outstanding Balance”: on any date of determination, (i) the aggregate Outstanding Balance of Eligible Timeshare Backed Loans pledged under the Bank Facility Agreement plus the aggregate Outstanding Balance of Eligible Timeshare Backed Loans that are Pledged Loans as of the last day of the immediately preceding Settlement Period minus (ii) the sum, without duplication, for all such pledged Eligible Timeshare Backed Loans of (A) the Pro Rata Share of the Foreign Obligor Overconcentration Amount, (B) the Pro Rata Share of the Single Developer Overconcentration Amount, (C) the Pro Rata Share of the Multiple Developer Overconcentration Amount, (D) the Set Aside Letter Overconcentration Amount and (E) the Excess Developer Advance Amount for all such pledged Eligible Timeshare Backed Loans in each case as of the last day of the immediately preceding Settlement Period.
     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agent”: as defined in the preamble hereto.
     “Agreement”: this Agreement, as amended, supplemented or otherwise modified from time to time.
     “Applicable Margin”: 3.00%.
     “Applicable Underlying Declarations”: each declaration of condominium, declaration of covenants, conditions and restrictions, supplemental declaration of use restrictions or similar instrument applicable to a Resort pursuant to which the property regime, and related non-disturbance rights, are established at such Resort, including all exhibits and amendments thereto.
     “Approved Fund”: as defined in Section 9.6(b).
     “Assessments”: any assessments, including but not limited to, real estate taxes, recreation fees, insurance premiums, community club or property owners association dues, water and sewer improvement district assessments or other similar assessments, made with respect to a Timeshare, the nonpayment of which would result in the imposition of a Lien or other encumbrance upon the Timeshare.
     “Assignee”: as defined in Section 9.6(b).
     “Assignment and Assumption”: as defined in Section 9.6(b)(ii)(B) substantially in the form of Exhibit B.
     “Available Commitment”: as to any Lender at any time, the excess, if any, of such Lender’s Commitment over the aggregate outstanding principal amount at such time of all Loans made by such Lender.
     “Available Funds”: with respect to any Settlement Date, the sum of (i) all amounts paid to Issuer pursuant to the Bank Facility Agreement that were not used to fund new Eligible Receivables, (ii) Collections from Pledged Loans received during the related Settlement Period, and (iii) all Required Repayments required to be made during the related Settlement Period.
     “Bank Facility Agent”: as defined in the definition of Bank Facility Agreement.
     “Bank Facility Agreement”: the Loan and Security Agreement, dated as of January 26, 2006, among the Issuer, the Company, as Master Servicer, the persons from time to time parties thereto, as Conduit Lenders, the financial institutions from time to time parties thereto, as Committed Lenders, the financial institutions from time to time party thereto, as Managing Agents, and the financial institution party thereto as Administrative Agent (the “Bank Facility Agent”), as such agreement has heretofore been amended, supplemented and modified from time to time; provided that no amendment, modification or supplement thereto that could reasonably be expected to have a material adverse effect on the interests of the Lenders shall not be effective for purpose of any provision of the Bank Facility Agreement incorporated in this Agreement, unless the Majority Lenders shall have given their written consent to such amendment, modification or supplement; and provided, further that if the Bank Facility Agreement is terminated, references herein to the Bank Facility Agreement shall be deemed to be references to such agreement as it was in effect (subject to the foregoing proviso) immediately prior to such termination.
     “Benefitted Lender”: as defined in Section 9.7.
     “Board of Directors”: as to the Company, its Board of Directors (or analogous governing body) or any committee thereof.
     “Borrowing”: the making of a Loan hereunder and, if applicable, as to which a single Interest Period is in effect.
     “Borrowing Base”: on any date of determination, the sum of (i) the Borrowing Base First Component, (ii) the Borrowing Base Second Component and (iii) the Borrowing Base Third Component.
     “Borrowing Base Certificate”: a certificate of the Company in the form of Exhibit E.
     “Borrowing Base First Component”: on any date of determination, (i) the product of 90% times the Adjusted Timeshare Backed Loan Outstanding Balance as of the last day of the immediately preceding Settlement Period minus (ii) the Aggregate Principal Balance (as defined in the Bank Facility Agreement) as of the last day of the immediately preceding Settlement Period.
     “Borrowing Base Second Component”: as of any date of determination, the product of 75% times the Adjusted Construction Loan Outstanding Balance as of the last day of the immediately preceding Settlement Period.
     “Borrowing Base Third Component”: as of any date of determination, the product of 50% times the sum of (i) the Adjusted Pre-Sale Loan Outstanding Balance and (ii) the Set Aside Overconcentration Amount as of the last day of the immediately preceding Settlement Period.
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota or New York, New York are authorized or required by law to close; provided that when used in connection with the determination of the LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.
     “Capital Shares”: any and all shares, membership or other ownership interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “CLO”: as defined in Section 9.6(b).

     “Closing Date”: the date on which each of the conditions precedent set forth in Section 4.1 shall have been satisfied.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: as defined in the Pledge Agreement.
     “Collections”: all amounts received in respect of the Collateral, including, without limitation, (i) all payments of principal received by or on behalf of the Company with respect to the Collateral, (ii) all payments of interest made by Obligors with respect to the Collateral, (iii) all payments of late payment charges and other fees (unless remitted back to the related Developer) made by Obligors with respect to the Collateral, and (iv) the proceeds from any Servicer Advance (as defined in the Bank Facility Agreement) made by the Company; provided, however, that
     (a) if any of the aforementioned amounts have been conditionally credited to the account in which such amounts have been deposited during a Settlement Period but are subsequently deducted from such account as a result of a chargeback of uncollected funds by the financial institution at which such account is maintained prior to the allocation of such amounts, then such aforementioned amounts shall be calculated net of any such chargeback;
     (b) if such chargeback occurs after such allocation, the amount of such chargeback can be withdrawn from subsequently received Collections;
     (c) payments in respect of Assessments shall not constitute Collections or Collateral; and
     (d) any condemnation proceeds or insurance proceeds received by the Company or the Company from a casualty insurance policy maintained by a Developer or Owners’ Association related to a Resort or Timeshare shall not be deemed Collections if the applicable Developer or Owners’ Association has elected, with the prior written consent of the Company (to the extent that the Applicable Underlying Declarations, the Developer Agreements and applicable law permit the Company to withhold its consent) to rebuild or repair the Resort related to such Timeshare and such amount received under the condemnation award or the insurance policy is remitted to the Developer or the Owners’ Association for the rebuilding or repair of the related Resort.
     “Commitment”: as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I, as such amount may be increased or reduced from time to time in accordance with the provisions of this Agreement.
     “Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

     “Commitment Period”: the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.
     “Company”: as defined in the preamble hereto.
     “Construction Loan”: a loan and other financial accommodations from time to time extended by the Company to a Developer in connection with the acquisition, development, construction and completion of a Resort and/or Resort amenities, related golf courses and other related projects.
     “Contract”: as defined in the Bank Facility Agreement.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Documents”: this Agreement, any Notes, the Pledge Agreement and the ResCap Guaranty.
     “Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Defaulted A, D & C Loan” means an A, D & C Loan:
     (i) which remains outstanding and not fully repaid more than five (5) days after the maturity date therefor (whether by scheduled maturity, acceleration or otherwise),
     (ii) which is owing by a Developer subject to an Insolvency Event,
     (iii) which is owing by a Developer for which the Company has terminated its hypothecation line of credit or other financing arrangement (as a result of a default or comparable event under such line of credit or financing arrangement) extended to such Developer that in part evidences an A, D & C Loan subject hereto,
     (iv) in the case of Pre-Sale Loans, for which the Outstanding Balance thereof exceeds the amount of Pre-Sale Receivables and other collateral both required under the applicable Pre-Sale Agreement to collateralize such Pre-Sale Loan and actually collateralizing such Pre-Sale Loan (i.e. exceeds the required borrowing base therefor) by an amount (a) equal to or less than 10% times the aggregate of such Pre-Sale Receivables and other collateral for a period of more than forty (40) days, which forty-day period shall begin on the earlier of (i) the date on which the Company has actual knowledge of such condition, or (ii) the first Settlement Date immediately following the occurrence of such condition, or (b) greater than 10% times the aggregate of such Pre-Sale Receivables and other collateral at any time,
     (v) for which a breach, default, event of default, amortization event, termination event or similar event has occurred and is continuing under the applicable A, D & C Loan Agreement that allows the Company to exercise rights and remedies in respect of such A, D & C Loan, including the acceleration of the repayment of such A, D & C Loan;
     (vi) which is owing by a Developer for which there shall have occurred any event which has a Material Adverse Effect on such Developer; or
     (vii) for which a related Resort becomes subject to or is threatened to become subject to partial or total condemnation or is taken by a Governmental Authority by eminent domain.
     “Defaulted Pre-Sale Receivable”: a Pre-Sale Receivable: (i) for which, on the last day of any Settlement Period, any payment then due and payable in respect thereof has remained unpaid for more than ninety (90) days (or, with respect to a Pre-Sale Receivable originated by Bluegreen Corporation, one-hundred twenty (120) days) from the original due date for such payment, (ii) which the Company has deemed uncollectible, (iii) which has been written off in the normal course of the Developer’s or the Company’s business prior to becoming ninety (90) days (or, with respect to a Receivable originated by Bluegreen Corporation, one-hundred twenty (120) days) past due, or which otherwise should be written off pursuant to the requirements of the Originator Resource Guide, (iv) as to which amounts due and payable under the Contract related thereto have been accelerated or the foreclosure proceedings with respect to the

Timeshare related thereto have been initiated by the applicable Developer or the Company or as to which the Company has received a deed-in-lieu of foreclosure or (v) as to which a Responsible Officer of the Company has received notice that the Obligor thereof is subject to an Insolvency Event.
     “Delinquent Pre-Sale Receivable”: a Pre-Sale Receivable which is not a Defaulted Pre-Sale Receivable and (x) as to which, on the last day of any Settlement Period, any payment then due and payable has remained unpaid for more than sixty (60) days (or, with respect to a Pre-Sale Receivable originated by Bluegreen Corporation, ninety (90) days) from the original due date for such payment or (y) which, consistent with the applicable Originator Resource Guide, or in the ordinary course of the Company’s business has been or should be classified as delinquent.
     “Developer”: (i) in the case of a Timeshare Backed Loan, a Developer as defined in the Bank Facility Agreement, (ii) in the case of Pre-Sale Loans, any Person who extends financing to an Obligor resulting in the generation of a Pre-Sale Receivable for the purpose of purchasing a Timeshare in a Resort; and (iii) in the case of Construction Loans, any Person who is constructing a Resort for the purpose of selling Timeshares; provided, however, that no Person shall constitute a Developer hereunder unless (i) such Developer is an Eligible Developer on the Closing Date, (ii) if applicable, at the time of the execution, delivery and effectiveness of the Developer Supplement for such Developer or (iii) at the time of the execution, delivery and effectiveness of a Developer Supplement under, and as defined in, the Bank Facility Agreement, so long as the aggregate Outstanding Balance of Developer Loans of such Developer in the Loan Portfolio do not exceed $10,000,000.
     “Developer Agreements”: the Developer Facility Documents and the A, D & C Loan Agreements.
     “Developer Facility Documents”: as defined in the DB Loan Agreement.
     “Developer Loan”: means a Timeshare Backed Loan or an A, D & C Loan.
     “Developer Supplement”: for any Developer whose Developer Loan and Receivables become subject to the terms of this Agreement after the date hereof, a supplement to this Agreement prepared and executed by the Company and the Company substantially in the form of Exhibit H hereto and becomes effective pursuant to Section 2.19.
     “Dollars” and “$”: dollars in lawful currency of the United States of America.
     “Eligible A, D & C Loans”: on any Settlement Date or Loan Date, as applicable, any A, D & C Loan which satisfied the requirements of Annex B attached hereto.
     “Eligible Construction Loan”: a Construction Loan that is an Eligible A, D & C Loan.

     “Eligible Developer”: (i) with respect to a Timeshare Backed Loan, an Eligible Developer as defined in the Bank Facility Agreement, and (ii) with respect to an A, D & C Loan, a Developer that satisfies the requirements in Annex C hereto.
     “Eligible Loan”: an Eligible Construction Loan, Eligible Pre-Sale Loan or Eligible Timeshare Backed Loan.
     “Eligible Pre-Sale Loan”: a Pre-Sale Loan that is an Eligible A, D & C Loan.
     “Eligible Pre-Sale Receivables”: on any Settlement Date or Loan Date, as applicable, any Receivable which satisfied the requirements of Annex A attached hereto as of the last day of the immediately proceeding Settlement Period.
     “Eligible Timeshare Backed Loan”: an “Eligible Developer Loan” as defined in the Bank Facility Agreement.
     “Eligible Timeshare Receivable”: an “Eligible Receivable” as defined in the Bank Facility Agreement.
     “Enforceability Exceptions”: exceptions to the enforceability of an obligation arising under (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, regardless of whether considered in a proceeding at equity or at law.
     “Environmental Defect”: with respect to a Resort, the noncompliance with any Environmental Law relating to such Resort so long as such noncompliance has not resulted in the cessation of operations of such Resort.
     “Environmental Laws”: all federal, state or local laws, rules, regulations or orders governing, imposing standards of conduct with respect to, or regulating in any way the discharge, generation, removal, transportation, storage or handling of toxic or hazardous substances, materials or waste.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Event of Default”: any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Event of Termination”: as defined in the Bank Facility Agreement.
     “Excess Developer Advance Amount”: on any Settlement Date or Loan Date, as applicable, for the last day of the immediately preceding Settlement Period for the applicable Loan Type, the aggregate for all of the Developers of each Developer’s excess of the Outstanding Balance of each of its Eligible Timeshare Backed Loans or

Eligible Pre-Sale Loans, respectively, in the Loan Portfolio over 90% or 60%, respectively, times the Outstanding Balance of Receivables or Pre-Sale Receivables securing each such Eligible Timeshare Backed Loans or Eligible Pre-Sale Loans, respectively, in the Loan Portfolio.
     “Federal Funds Effective Rate” for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day of such rates on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
     “Federal Funds Rate Loan”: any Loan bearing interest at a rate determined by reference to the Federal Funds Effective Rate in effect on such day (rounded upwards, if necessary, to the next 1/16 of 1%). If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Prime Rate shall be substituted until the circumstances giving rise to such inability no longer exist. Any change in the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Federal Funds Effective Rate.
     “Final Collection Date”: the date following the Termination Date on which the aggregate outstanding principal balance of the Loans has been reduced to zero and each Lender and the Agent have received all amounts payable to each Lender or the Agent, as applicable, pursuant to this Agreement or any other Credit Documents.
     “Financial Officer”: with respect to any Person, the chief financial officer, principal accounting officer, a financial vice president, treasurer or assistant treasurer of such Person.
     “Fitch”: Fitch, Inc., and its successors.
     “Foreign Obligor Overconcentration Amount”: on any Settlement Date or Loan Date, as applicable, the excess of (i) the aggregate Outstanding Balance of all Eligible Timeshare Receivables and Eligible Pre-Sale Receivables that are owed by Obligors who reside outside of the United States or Canada on the last day of the immediately preceding Settlement Period over (ii) an amount equal to 7% times the aggregate Outstanding Balance of all Eligible Timeshare Receivables and Eligible Pre-Sale Receivables on the last day of the immediately preceding Settlement Period.
     “Foreign Subsidiary”: each Subsidiary of the Company organized under the laws of any jurisdiction other than the United States, any state thereof, and the District of Columbia.
     “Full Recourse Obligations” means the indemnities made by the Company pursuant to Section 2.13, 2.14, 2.15, 2.16, 2.17 and 2.20 and the obligation of the Company to distribute Available Funds in accordance with Section 2.21.

     “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Indebtedness” of any Person means on any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness is otherwise an obligation of such Person, and (vi) all indebtedness of others Guaranteed by such Person; provided that “Indebtedness” of the Company or any of its Subsidiaries shall not be deemed to include Non-recourse Debt.
     “Insolvency Event”: for any Person (i) such Person admitting in writing its inability to pay its debts generally, or making a general assignment for the benefit of creditors; or any proceeding being instituted against such Person or by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of an involuntary proceeding only, which proceeding has not been dismissed or stayed for a period of sixty (60) days; or (ii) such Person’s Board of Directors or Board of Managers voting affirmatively to authorize any of the actions set forth in clause (i) above.
     “Interest Payment Date”: (a) except as set forth in clause (a), as to any Loan, the last day of the Interest Period applicable thereto; and (b) as to any Federal Funds Rate Loan, each Settlement Date to occur while such Loan is outstanding and the date such Loan is paid in full, provided that in addition to the foregoing, each of (x) the date upon which both the Commitments have been terminated and the Loans have been paid in full shall constitute an “Interest Payment Date” and (y) the Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder.
     “Interest Period”: with respect to any Loan (other than any Federal Funds Rate Loan):
     (a) initially, the period commencing on the borrowing date, as the case may be, with respect to such Loan and ending one month thereafter or such other date as the Company and the Agent shall agree; and
     (b) thereafter, each period commencing on the last day of the preceding Interest Period applicable to such Loan and ending one month thereafter or such other date as the Company and the Agent shall agree;
     provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Interest Period pertaining to a Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and
     (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     Notwithstanding anything to the contrary contained in this Agreement, no Interest Period for Loans shall be selected by the Company which ends on a date after the Termination Date.
     “Interval”: with respect to any Timeshare, the number of days or weeks during a calendar year (or, with respect to a Timeshare that applies on an alternating year basis, the number of days or weeks during each two-year or three-year period, as applicable) which the Obligor who acquires such Timeshare is entitled to occupy a unit in a Resort (or group of Resorts in the case of a points-based or right-to-use program) as a result of such obligor’s purchase of such Timeshare.
     “Issuer”: RFC Resort Funding, LLC, a Delaware limited liability company.
     “Lenders”: as defined in the preamble hereto.
     “Liabilities”: as defined in the Pledge Agreement.

     “LIBO Rate”: for any Interest Period, the rate determined by the Agent by reference to the British Bankers’ Association Interest Settlement Rate for deposits in Dollars, with a maturity comparable to such Settlement Period, appearing on Bloomberg or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in Dollars in a principal amount of not less than $1,000,000 and for a maturity comparable to such Interest Period are offered by the related Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Interest Period.
     “LIBO Reserve Rate”: with respect to each day during each Interest Period pertaining to a Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
LIBO Rate
1.00 – LIBO Reserve Requirements
     “LIBO Reserve Requirements”: for any day as applied to a Loan of any Lender, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for LIBO funding required to be maintained by such Lender.
     “Lien”: any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.
     “Loan”: as defined in Section 2.1(a).
     “Loan Date”: with respect to any Loan, the date on which a Lender extends a Loan.
     “Loan Portfolio”: on any day, the Developer Loans pledged as collateral under the Bank Facility Agreement and the Pledged Loans.
     “Loan Type”: a Construction Loan, a Timeshare Backed Loan or a Pre-Sale Loan.
     “Majority Lenders”: at any time, Lenders whose Commitment Percentages represent more than 50% of the aggregate Commitments or, if the Commitments are terminated or for purposes of acceleration pursuant to Section 7.1, Lenders holding Loans representing more than 50% of the aggregate principal amount of all Loans outstanding.

     “Material Adverse Effect”: a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or the rights or remedies of the Agent and the Lenders hereunder, or (c) the value or collectability of the Collateral, taken as a whole.
     “Maturity Date”: the date which is the first anniversary of the Termination Date.
     “Monthly Report”: the Monthly Report substantially in the form of Exhibit F.
     “Monthly Reporting Date”: with respect to any Settlement Period, the date one Business Day prior to the immediately succeeding Settlement Date.
     “Moody’s”: Moody’s Investors Service, Inc. and its successors.
     “Mortgage”: any mortgage, deed of trust, purchase money deed of trust or deed (i) in the case of a Pre-Sale Loan, executed or to be executed in favor of a Developer to secure indebtedness extended by such Developer to an Obligor pursuant to the terms of a Pre-Sale Agreement, where such mortgage encumbers or shall encumber the Timeshare purchased with the proceeds of such Indebtedness and (ii) in the case of a Construction Loan, in favor of the Company to secure indebtedness extended by the Company to a Developer pursuant to the terms of the Construction Loan, where such mortgage encumbers the Resort related to such Construction Loan.
     “Multiple Developer Overconcentration Amount”: on any Settlement Date or Loan Date, as applicable, as of the last day of the immediately preceding Settlement Period, if the aggregate Outstanding Balance of Eligible Loans owing by the three Developers with the three largest Eligible Loans in the Loan Portfolio (as size shall be determined by the principal amount thereof) exceeds 50% times the aggregate Outstanding Balance of all Eligible Loans owing by all Developers in the Loan Portfolio, the amount of such excess.
     “Non-Excluded Taxes”: as defined in Section 2.15(a).
     “Non-US Lender”: as defined in Section 2.15(c).
     “Note”: as defined in Section 9.6(d).
     “Obligor”: (i) with respect to a Pre-Sale Receivable or a Receivable, any Person obligated to make payments thereon, and (ii) with respect to a Pledged Loan, the applicable Developer and any guarantor of such Developer’s obligations, solely to the extent of such guarantor’s guaranty obligations.
     “Originator Resource Guide”: the Loan Policy Guidelines of the Company, as delivered to the Agent from time to time, which govern the Company’s ability to extend credit to and otherwise maintain financing transactions with Developers.
     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement, or otherwise with respect to, this Agreement or any other Credit Document.
     “Outstanding Balance”: with respect to a Pledged Loan at any time, the outstanding principal balance thereof.
     “Owners’ Association”: for any Resort the homeowners’ or property owners’ association which maintains and manages such Resort.
     “Owners’ Association Agreement”: with respect to any Owners’ Association the agreement evidencing the formation of such Owners’ Association, together with any amendments, supplements or modifications thereto, and the bylaws or other governing documents with respect to such Owners’ Association, together with any amendments, supplements or modifications thereto.
     “Participant”: as defined in Section 9.6(c).
     “Permitted Lien”: any of the following:
     (a) Liens, charges or other encumbrances for taxes and assessments (i) which are not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining adequate reserves in accordance with generally accepted accounting principles;
     (b) Liens, charges or encumbrances arising under and in accordance with the terms of any Credit Document;
     (c) Liens, charges or other encumbrances related to storage, work, labor, usage or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided, in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings the effect of which is to stay the enforcement of any such lien, charge or encumbrance;
     (d) liens, charges and other encumbrances affecting an Interval, Contract or Resort which arise from failure by the related Obligor or Owners’ Association to pay any amount when due, including without limitation taxes and assessments;
     (e) imperfections in title or Liens arising by operation of law not material in amount and which, individually or in the aggregate, do not materially interfere with the rights hereunder of any Lender or the Administrative Agent in the Collateral;
     (f) with respect to a mortgage, ordinary course exceptions to title which are approved in accordance with the Originator Resource Guide by the Company (such as easements, dedications, covenants, restrictions, encroachments, claims and other rights and interests that may be granted in Applicable Underlying Declarations); and

     (g) any Lien arising in connection with the Bank Facility Agreement or permitted to attach to the collateral for the Bank Facility Agreement under the terms of such agreement (including Liens in favor of the Bank Facility Agent on any Eligible Deposit Account (as defined in the Bank Facility Agreement) to which collections with respect to Receivables or Pledged Loans shall be deposited).
     “Permitted Modification”:
     (x) with respect to a Receivable or Pre-Sale Receivable, (i) a waiver of late fees, (ii) any modification permitted under the applicable Originator Resource Guide, and (iii) a Timeshare Upgrade; and
     (y) with respect to a Developer Agreement, any amendment, waiver or modification that complies with the Originator Resource Guide that does not materially adversely affect (i) the repayment of the Liabilities or (ii) the collectability of the Collateral.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Pledge Agreement”: the Pledge Agreement, dated as of the date hereof, between the Company and the Agent, as the same may be amended, supplemented or modified from time to time.
     “Pledged Loans”: as defined in the Pledge Agreement.
     “Pledged A, D & C Loan”: an A, D & C Loan that is a Pledged Loan.
     “Pledged Pre-Sale Receivable”: a Pre-Sale Receivable that secures repayment of a Pre-Sale Loan.
     “Pledged Timeshare Backed Loan”: a Timeshare Backed Loan that is a Pledged Loan.
     “Pre-Sale Agreement”: a contract for the sale of a Timeshare to an Obligor that has been executed and delivered by all the parties thereto (including such Obligor and the applicable Developer) but for which a closing has not yet occurred and for which a deed or other document evidencing such Obligor’s interest in such Timeshare has not yet been delivered to such Obligor.
     “Pre-Sale Loan”: a loan or other financial accommodation from time to time extended by the Originator to a Developer in connection with the financing of a Pre-Sale Agreement.
     “Pre-Sale Receivable”: the indebtedness of any Obligor under Pre-Sale Agreement and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

     “Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
     “Pro Rata Share of Foreign Obligor Overconcentration Amount”: on any Settlement Date or Loan Date, as applicable, with respect to any Loan Type, the product of (i) the ratio (expressed as a percentage) of (A) the aggregate Outstanding Balance of all Eligible Receivables and Eligible Pre-Sale Receivables related to such Loan Type that are owed by Obligors who reside outside of the United States or Canada on the last day of the immediately preceding Settlement Period to (B) the aggregate Outstanding Balance of all Eligible Receivables and Eligible Pre-Sale Receivables related to the Loan Portfolio that are owed by Obligors who reside outside of the United States or Canada on the last day of the immediately preceding Settlement Period, and (ii) the Foreign Obligor Overconcentration Amount.
     “Pro Rata Share of Multiple Developer Overconcentration Amount”: on any Settlement Date or Loan Date, as applicable, with respect to any Loan Type, the product of (i) the ratio (expressed as a percentage) of (A) the aggregate Outstanding Balance of all Eligible Loans of such Loan Type owing by the three Developers with the three largest Eligible Loans (as size shall be determined by the principal amount thereof) on the last day of the immediately preceding Settlement Period to (B) the aggregate Outstanding Balance of all Eligible Loans in the Loan Portfolio owing by the three Developers with the three largest Eligible Loans (as size shall be determined by the principal amount thereof) on the last day of the immediately preceding Settlement Period, and (ii) the Multiple Developer Overconcentration Amount.
     “Pro Rata Share of Single Developer Overconcentration Amount”: on any Settlement Date or Loan Date, as applicable, with respect to any Loan Type, the aggregate for all Developers of the product of (i) the ratio (expressed as a percentage) of (A) the aggregate Outstanding Balance of all Eligible Loans of such Loan Type owing by such Developers included in the Single Developer Overconcentration Amount on the last day of the immediately preceding Settlement Period to (B) the aggregate Outstanding Balance of all Eligible Loans owing by such Developers included in the Single Developer Overconcentration Amount in the Loan Portfolio on the last day of the immediately preceding Settlement Period, and (ii) the Single Developer Overconcentration Amount attributable to such Developer.
     “Receivable”: as defined in the Bank Facility Agreement.
     “Records”: all agreements, documents, instruments, books, records and other information maintained by or on behalf of the Company with respect to the Pledged Loans, Pledged Pre-Sale Receivables, the related Obligors and the Related Security.
     “Register”: as defined in Section 9.6(b).

     “Related Security”: with respect to any Pledged Loan, (i) all property and assets (whether real or personal and whether tangible or intangible) from time to time securing or purporting to secure payment of such Pledged Loan, including any Pledged Pre-Sale Receivables, whether pursuant to the related A, D & C Loan Agreement, any Pre-Sale Agreement with the Obligor, any mortgage related to such loan agreement or Pre-Sale Loan or otherwise, (ii) liens and security interests in and on any property described in the preceding clause (i) together with all UCC financing statements, mortgages, and any other filings covering any collateral securing payment of such Pledged Loan or Pledged Pre-Sale Agreement, (iii) all guarantees, prepayment penalties, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pledged Loan or Pledged Pre-Sale Agreement, (iv) the related A, D & C Loan Agreement and A, D & C Note, the Pre-Sale Agreements and any other agreements, documents and instruments related to such Pledged Loan or Pledged Pre-Sale Agreement, (v) all title insurance, hazard insurance, and casualty insurance policies and proceeds and premium refunds thereof covering the Resort and the related Timeshares securing such Pledged Loan or Pledged Pre-Sale Agreement, (vi) any Timeshare repossessed by the Company or subservicer, (vii) copies of Records maintained by the Company related to the Pledged Loans and Pledged Pre-Sale Loans and (viii) all proceeds of the foregoing.
     “Required Repayment”: as defined in Section 2.20.
     “Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “ResCap”: Residential Capital, LLC, a Delaware limited liability company.
     “ResCap Guaranty”: the Performance Guaranty, dated as of the date hereof, from ResCap in favor of the Agent.
     “Resort”: each resort or development built or owned by a Developer listed on Schedule IV, as the same may be updated from time to time pursuant to the delivery to the Agent of a Developer Supplement or a Developer Supplement pursuant to the Bank Facility Agreement in accordance with clause (iii) of the definition of Developer, the Monthly Report, or such other document reasonably acceptable to the Agent.
     “Responsible Officer”: means, with respect to any Person, the chief executive officer, the chief financial officer, the treasurer or controller, or such other senior officers having titles or responsibilities comparable to such officers, of such Person.
     “Right-to-Use Agreement”: as defined in the Bank Facility Agreement.
     “SEC”: Securities and Exchange Commission.
     “Servicing Dates”: as defined in Section 7.2(a).

     “Servicing Termination Event” means the occurrence of any of the following:
     (a) the Company shall fail to make any payment or deposit to be made by it under Section 2.21 when due and such failure shall remain unremedied for two (2) Business Days; or
     (b) the Company shall fail to deliver the Monthly Report when due and such failure shall remain unremedied for two (2) Business Days; or
     (c) the Company shall fail to perform or observe any other term, covenant or agreement contained in Section 5.5 or 5.6, and such failure can reasonably be expected to give rise to a Material Adverse Effect; or
     (d) any representation or warranty made by the Company under this Agreement, any Monthly Report, Borrowing Base Certificate or any Loan request (x) shall prove to have been false or incorrect in any material respect when made, (y) shall result in a Material Adverse Effect, and (z) shall not have been cured or waived by the Agent within thirty (30) days after the date on which such representation or warranty is breached and gives rise to a Material Adverse Effect.
     “Set Aside Letter”: a letter agreement from the Company in favor of an Owners’ Association or the applicable Governmental Authority which oversees and regulates the related Resort, executed and delivered in accordance with and to the extent permitted by the laws, rules and regulations of the jurisdiction in which a Resort is located indicating that the Timeshare unit acquired by such Obligor in such Resort or the Resort in which such Timeshare unit is located, as the case may be, shall be complete with respect to the construction and use thereof within a specified time period and that, notwithstanding such delayed completion, the purchase and sale of the applicable Timeshare unit shall be deemed consummated as of the date such Timeshare is sold to such Obligor in accordance with the laws, rules and regulations of the applicable jurisdiction; provided, that such Set Aside Letter also must comply with the Originator Resource Guide.
     “Set Aside Letter Overconcentration Amount”: as of any Settlement Date or Loan Date, as applicable, for the last day of the immediately preceding Settlement Period, the excess of the aggregate Outstanding Balance of all Eligible Timeshare Receivables related to the Loan Portfolio for which Set Aside Letters have been delivered for which completion of construction and the availability for use of the related Timeshare and Resort are expected (as reasonably determined by a reputable third-party construction engineer) to be completed within four months of such Settlement Date or Loan Date over 10% times the aggregate Outstanding Balance of all Eligible Timeshare Receivables related to the Loan Portfolio; provided, however, that if the Outstanding Balance of any Eligible Timeshare Receivables subject to a Set Aside Letter for which completion of construction and availability for use of the related Timeshare and Resort are not expected (as reasonably determined by a reputable third-party construction engineer) to be completed within four months of such Settlement Date or Loan Date, all such Eligible Timeshare Receivables shall be deemed in excess of the above-described 10% allowance and shall be included in the calculation of the Set Aside Overconcentration Amount.

     “Settlement Date”: with respect to the first Settlement Period, March 20, 2008, and thereafter, the twentieth calendar day of each calendar month, and if such day is not a Business Day, then the next succeeding Business Day.
     “Settlement Period”: a period equal to one calendar month; provided, however, that the first Settlement Period shall be the period from the Closing Date to February 29, 2008.
     “Single Developer Overconcentration Amount”: as of any Settlement Date or Loan Date, as applicable, for the last day of the immediately preceding Settlement Period, the aggregate for all Developers of each Developer’s excess of the aggregate Outstanding Balance of its loans in the Loan Portfolio over 25% times the aggregate Outstanding Balance of all Eligible Loans in the Loan Portfolio.
     “Subsidiary”: as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power (other than securities or other ownership interests having such power only by reason of the happening of a contingency which has not occurred) to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.
     “Termination Date”: the earliest of (i) the 182nd day after the date hereof, (ii) the date on which the Commitments terminate pursuant to Section 7.1, or (iii) the day specified by the Company on at least five Business Days’ written notice to the Agent.
     “Timeshare”: as defined in the Bank Facility Agreement.
     “Timeshare Backed Loan”: a Developer Loan as defined in the Bank Facility Agreement.
     “Timeshare Upgrade”: as defined in the Bank Facility Agreement.
     “Transferee”: as defined in Section 9.6(f).
     “US Tax Compliance Certificate”: as defined in Section 2.15(c) substantially in the form of Exhibit I.
     “Utilization”: as of any date, the percentage equivalent of a fraction (i) the numerator of which is the principal amount of Loans outstanding under this Agreement (after giving effect to any Borrowing or payment on such date) on such date and (ii) the denominator of which is the amount of the aggregate Commitments of all Lenders under this Agreement on such date, after giving effect to any reduction of the Commitments hereunder on such date.
          1.2. Other Definitional Provisions. (b) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

          (c) As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
          (d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF THE FACILITIES
          2.1. Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (“Loans”) in Dollars to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment. During the Commitment Period, the Company may use the Commitments by borrowing and prepaying the Loans in whole or in part, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event (after giving effect to the use of proceeds of any Borrowing) shall (i) any Lender’s Commitment Percentage of a Borrowing of Loans exceed such Lender’s Available Commitment at the time of such Borrowing or (ii) the aggregate amount of Loans at any one time outstanding exceed the lesser of (x) the aggregate Commitments then in effect of all Lenders and (y) the Borrowing Base then in effect. No portion of the Loan shall be funded with “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, if it would cause the Company to incur any prohibited transaction excise tax penalties under Section 4975 of the Code.
          2.2. Procedure for Borrowings. The Company may borrow Loans under the Commitments during the Commitment Period on any Business Day; provided that the Company shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 12:00 Noon Eastern time, one Business Day prior to the requested borrowing date, specifying (i) the amount to be borrowed, (ii) the requested borrowing date, and (iii) the respective lengths of the initial Interest Periods therefor. Each Borrowing under the Commitments shall be in a amount equal to $1,000,000 minimum. Upon receipt of any such notice from the Company, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each Borrowing available to the Agent for the account of the Company prior to 11:00 A.M. Eastern time. Such Borrowing will then immediately be made available to the Company by the Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.
          2.3. Termination or Reduction of Commitments. The Company shall have the right, upon not less than five Business Days’ notice to the Agent, to terminate the Commitments when no Loans are then outstanding or, from time to time, to reduce the unutilized portion of the

Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a multiple of $100,000 in excess thereof and shall reduce permanently the Commitments then in effect.
          2.4. Prepayments. The Company may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty (but subject to the provisions of Section 2.16), prior to 11:00 A.M. Eastern time, upon at least two Business Days’ irrevocable notice to the Agent, specifying the date and amount of prepayment. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.16. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a multiple of $100,000 in excess thereof.
          2.5. Continuation Options. Any LIBO Loans may be continued as such upon the expiration of the then-current Interest Period with respect thereto, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans.
          2.6. Minimum Amounts of Borrowings. All Borrowings and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Borrowing shall be equal to $1,000,000 or a multiple of $100,000 in excess thereof and so that there shall not be more than ten Borrowings outstanding at any one time.
          2.7. Repayment of Loans; Limitation on Recourse; Evidence of Debt. (b) The Company hereby unconditionally promises to pay to each Lender the unpaid principal amount of each Loan made by such Lender on the Maturity Date. The Company shall also make, on each Settlement Date, a payment of principal of the Loans in an amount such that, after giving effect to such payment, the aggregate outstanding principal balance of the Loans shall equal the Borrowing Base. The Company hereby further agrees to pay interest in immediately available funds at the office of the Agent on the unpaid principal amount of such Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
          (d) The Agent shall maintain the Register pursuant to Section 9.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Company and each Lender’s share thereof.

          (e) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company in accordance with the terms of this Agreement.
          (f) All payments to be made by the Company in respect of its obligations hereunder other than the Full Recourse Obligations shall be made only from Collateral (including proceeds obtained following the exercise of remedies with respect to the Collateral pursuant to the Pledge Agreement), and only to the extent that the Company, the Agent or the Lenders shall have received sufficient payments from such proceeds to make payments in respect of such obligations in accordance with Section 2.21.
          (g) The Revolving Loan of a Lender may be evidenced by a Note issued by the Company in accordance with Section 9.6(d).
          2.8. Interest Rates and Payment Dates.
          (b) The Loans shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin or, if Loans are to be converted to Federal Funds Rate Loans pursuant to Section 2.13, the Federal Funds Rate plus the Applicable Margin.
          (c) Subject to the provisions of the following sentence, interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section 2.8 shall be payable from time to time on demand.
          (d) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any non-use fee or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.8 plus 1% or (y) in the case of overdue interest or other amount, the rate described in paragraph (a) of this Section 2.8 plus 1%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment). For purposes of this Agreement, principal shall be “overdue” only if not paid in accordance with the provisions of Section 2.7.
          2.9. Non-use fee. The Company shall pay to the Agent, for the ratable account of the Lenders, a non-use fee for each day prior to the termination of the Commitments equal to 0.20% per annum on the excess, if any, of (x) the aggregate Commitments on such day over (y) the aggregate principal amount of Loans outstanding. On each Settlement Date (or, if earlier, on the date upon which both the Commitments are terminated and the Loans are paid in full), the Company shall pay to the Agent, for the ratable benefit of the Lenders, the portion of such non-use fee which accrued during the Settlement Period most recently ended (or, in the case of the payment due on the Maturity Date, the portion thereof ending on such date); provided that any

Lender may waive the non-use fee payable to it in its sole discretion (it being understood that, if a Lender shall so waive the payment of the non-use fee payable to it, no Event of Default shall occur with respect to any failure to pay such Lender its non-use fee).
          2.10. Computation of Interest and Fees. Interest on all Loans shall be computed on the basis of the actual number of days elapsed over a year of 360 days or, in the case of Loans bearing interest at the Prime Rate, a year of 365 or 366 days as appropriate (in each case including the first day but excluding the last day). Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. All fees shall be computed on the basis of a year composed of twelve 30-day months. The Agent shall, at any time and from time to time upon request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate applicable to Loans pursuant to this Agreement.
          2.11. Inability to Determine Interest Rate. If the LIBO Rate cannot be determined by the Agent in the manner specified in the definition of the term “LIBO Rate” contained in Section 1.1 of this Agreement, the Agent shall give telecopy or telephonic notice thereof to the Company and the Lenders as soon as practicable thereafter. Until such time as the LIBO Rate can be determined by the Agent in the manner specified in the definition of such term contained in said Section 1.1, the LIBO Rate shall be the last LIBO Rate that the Agent was able to determine.
          2.12. Pro Rata Treatment and Payments. (b) Each Borrowing of Loans from the Lenders hereunder and (except as provided in Section 2.17(c)) any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
          (c) All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest or otherwise, shall be made without set-off or counterclaim and shall be made prior to 2:00 p.m. Eastern time on the due date thereof to the Agent, for the account of the relevant Lenders in Dollars and in immediately available funds. The Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
          (d) Unless the Agent shall have been notified in writing by any Lender prior to the deadline for funding a Borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such Borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Agent by the required time on the borrowing date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section 2.12 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such Borrowing is not made available to the Agent by such Lender within three Business Days of such borrowing date, the Agent shall be entitled to recover such amount with interest thereon at the Federal Funds Effective Rate, on demand, from the Company.
          2.13. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans as contemplated by this Agreement, such Lender shall give notice thereof to the Agent and the Company describing the relevant provisions of such Requirement of Law (and, if the Company shall so request, provide the Company with a memorandum or opinion of counsel of recognized standing (as selected by such Lender) as to such illegality), following which (a) the commitment of such Lender hereunder to make and continue Loans as such shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Loans, if any, shall be converted automatically to Federal Funds Rate Loans (i) on the respective last days of the then current Interest Periods with respect to such Loans or (ii) within such earlier period as required by law. If any such conversion of a Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.
          2.14. Increased Costs. (b) If there shall be (i) any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loans or (ii) any reduction in any amount receivable in respect thereof, and such increased cost or reduced amount receivable is due to either:
     (x) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof; or
     (y) the compliance with any guideline or request made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), then (subject to the provisions of Section 2.17) the Company shall from time to time, upon demand by such Lender pay such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduced amount receivable.
          (c) If any Lender shall have reasonably determined that (i) the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising out of the July 1988 paper of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” or (ii) the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy affecting such Lender, or (iii) any change arising after the date hereof in the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or any lending office of such Lender), or any holding company for such Lender which is subject to any of the capital requirements described above, with any request or directive of general application issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of any such holding company as a direct consequence of such Lender’s obligations hereunder to a level below that which such Lender or any such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then (subject to the provisions of Section 2.17) from time to time such Lender may request the Company to pay to such Lender such additional amounts as will compensate such Lender or any such holding company for any such reduction suffered, net of the savings (if any) which may be reasonably projected to be associated with such increased capital requirement. Any certificate as to such amounts which is delivered pursuant to Section 2.17(a) shall, in addition to any items required by Section 2.17(a), include the calculation of the savings (if any) which may be reasonably projected to be associated with such increased capital requirement; provided that in no event shall any Lender be obligated to pay or refund any amounts to the Company on account of such savings.
          (d) In the event that any Governmental Authority shall impose any LIBO Reserve Requirements which increase the cost to any Lender of making or maintaining Loans, then (subject to the provisions of Section 2.17) the Company shall thereafter pay in respect of the Loans of such Lender a rate of interest based upon the LIBO Reserve Rate (rather than upon the LIBO Rate). From and after the delivery to the Company of the certificate required by Section 2.17(a), all references contained in this Agreement to the LIBO Rate shall be deemed to be references to the LIBO Reserve Rate with respect to each such affected Lender.
          2.15. Taxes. (b) All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) or any other tax based upon net income imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) a net amount equal to the amount it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, the Company shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes if such Lender fails to comply with the requirements of paragraph (c) of this Section 2.15. Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.
          (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Lender that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (“Non-US Lender”) shall:
     (X)(i) on or before the date such Non-US Lender becomes a Lender or a Transferee (as defined in Section 9.6(g) of this Agreement) under this Agreement, deliver to the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without deduction, withholding or backup withholding of any United States federal income taxes;
     (ii) if, and to the extent, such Lender is legally entitled to do so, deliver to the Company and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and
     (iii) if, and to the extent, such Lender is legally entitled to do so, obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Company or the Agent; or
     (Y) in the case of any such Non-US Lender claiming exemption from U.S. Federal Withholding Tax under that is not a “bank” within the Section 871(h) or 881(c) of the Code with respect to payment of “portfolio interest”, deliver on or before the date such Non-US Lender becomes a Lender or a Participant under this Agreement, (A) a certificate substantially in the form of Exhibit G (any such certificate a “US Tax Compliance Certificate”), (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such certificate to a complete exemption from US withholding tax, (C) two further copies of such form and certification (I) on or before the date it expires or becomes obsolete and (II) if and to the extent such Non-US Lender is then legally able to provide such form or certification, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the

Company, (D) if and to the extent such Non-US Lender is then legally able to do so, if necessary, obtain any extensions of time reasonably requested by the Company or the Agent for filing and completing such forms, and (E) agree, if and to the extent such Non-US Lender is then legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to a complete exemption from or reduced rate of withholding with respect to payments under this Agreement and any Notes;
unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Agent. Each Non-U.S. Lender that is an Assignee or Participant hereunder pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 2.15; provided that in the case of a Participant such Participant shall furnish all such required forms and statements, documentation or certifications to the Lender from which the related participation shall have been purchased, and such Lender shall in turn furnish all such required forms (including, without limitation, Internal Revenue Service Form W-8IMY), documentation and certifications to the Company and the Agent.
          (d) If and to the extent that a Lender, in its sole discretion (exercised in good faith), determines that it has received or been granted a credit against, a relief from, a remission of, or a repayment of, any Non-Excluded Tax, in respect of which it has received additional payment under Section 2.15(a) of this Agreement, then such Lender shall pay to the Company the amount of such credit, relief, remission or repayment so determined by such Lender, in its sole discretion (exercised in good faith), attributable to such deduction or withholding of Non-Excluded Tax; provided that the Lender shall not be obligated to make any payment under this paragraph in respect of such credit, relief, refund, remission or repayment until the Lender, in its sole judgment (exercised in good faith), is satisfied that its tax affairs for the tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled.
          2.16. Indemnity. Subject to the provisions of Section 2.17(a), the Company agrees to indemnify each Lender and to hold each Lender harmless from any loss (other than lost profits) or reasonable expense which such Lender may sustain or incur as a consequence of:
     (a) default by the Company in making a borrowing of into or continuation of any Loan hereunder after the Company has given a notice requesting the same in accordance with the provisions of this Agreement;
     (b) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement;
     (c) the making of a prepayment of Loans on a day which is not the last day of an Interest Period with respect thereto;

     (d) A Receivable, Developer Loan, Pre-Sale Receivable or A, D & C Loan which is certified by the Company to be an Eligible Receivable, Eligible Developer Loan, Eligible Pre-Sale Receivable or Eligible A, D & C Loan, respectively, is not an Eligible Receivable, Eligible Developer Loan, Eligible Pre-Sale Receivable or Eligible A, D & C Loan at such time such eligibility is certified;
     (e) reliance on any representation or warranty made or deemed made by the Company or the Master Servicer under this Agreement or any other Credit Document or Developer Facility Document to which it is a party, which shall have been false or incorrect in any respect when made or deemed made or delivered, including, without limitation, a breach of the certification required under Section 2.18 in connection with a release of Collateral from the Agent’s security interest;
     (f) the failure by the Company to comply with any term, provision or covenant contained in this Agreement (including, without limitation, the lien release provisions in Section 2.18 hereof) or any other Credit Document or Developer Agreement or by the Company, any Developer, or the Originator to comply with any applicable law, rule or regulation with respect to the Collateral (or any assets securing the obligations of the Developer in connection therewith) or the nonconformity of any Collateral with any such applicable law, rule or regulation;
     (g) the failure to grant a Lien on, vest and maintain vested in the Agent on behalf of the Lenders, a valid and perfected Lien in the Collateral free and clear of any Adverse Claim or any Permitted Lien except in favor of any the Agent whether existing at the time such Collateral arose or at any time thereafter;
     (h) the failure to file, or any delay in filing, mortgages, financing statements or other similar instruments or documents under applicable laws against the Company with respect to any Collateral or the failure to properly record any Mortgage in favor of the applicable Developer with respect to any Pre-Sale Receivable or Receivable (except in the case of a Right-to-Use Agreement);
     (i) any dispute, claim, offset or defense (other than discharge in bankruptcy) of (i) the Obligor to the payment of any Pledged Pre-Sale Receivable or Receivable (including a defense based on any related Timeshare sale agreement not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or (ii) the Developer with respect to a Pledged Loan, a Timeshare Backed Loan or a Developer Agreement;
     (j) any failure of any Developer, the Company or any of its Affiliates to perform its services, duties or other obligations in accordance with the provisions of the Credit Documents, including, without limitation, paying all taxes, including sales, excise, stamp and personal property taxes, when due;
     (k) the payment of such Indemnified Party of taxes, including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability

(including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Company’s actions or failure to act in breach of this Agreement;
     (l) any claim, action or proceeding of any kind arising out of or in connection with the Collateral, including any products liability claim or personal injury or property damage suit or environmental claim or other similar or related claim or action of whatever sort;
     (m) the commingling of funds or other assets of the Company with those of any Affiliate of the Company, or maintaining any bank account or other depository account to which any such Affiliate is an account party, into which any such Affiliate makes deposits or from which any such Affiliate has the power to make withdrawals;
     (n) any third-party claims arising from the Company administration of the Collateral, the use of proceeds of Loans or the existence of the transactions evidenced by the Credit Documents, including any investigation, litigation or proceeding in respect of the foregoing;
     (o) with respect to any Right-to-Use Agreement, (a) the termination thereof (whether by rejection under Section 365 of the Federal Bankruptcy Code or otherwise) or other cancellation thereof as a result of or in connection with an Insolvency Proceeding related to the Developer party to such Right-to-Use Agreement or (b) the termination thereof or the cancellation thereof by the related Obligor as a result of the Developer’s (or its agent’s or designee’s) failure to comply with, or perform its obligations under, the terms and requirements of such Right-to-Use Agreement; and
Any amounts subject to the indemnification provisions of this Section 2.16 shall be paid by the Company to the Agent within thirty (30) Business Days following Agent’s demand therefor. Notwithstanding anything to the contrary contained in this Agreement, for the purposes of this Section 2.16, any representation, warranty, or covenant qualified by the occurrence of a Material Adverse Effect or limited by a qualifier with respect to the Company’s knowledge shall not be so qualified or limited.
Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed or continued, for the period from the date of such prepayment or of such failure to borrow or continue to the last day of such Interest Period (or, in the case of a failure to borrow or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding the Applicable Margin included therein) over (ii) the amount of interest (as determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBO market. This covenant shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.
          2.17. Notice of Amounts Payable; Relocation of Lending Office; Mandatory Assignment. (b) In the event that any Lender becomes aware that any amounts are or will be owed to it pursuant to Section 2.13, 2.14, 2.15(a) or 2.16, then it shall promptly notify the

Company thereof and, as soon as possible thereafter, such Lender shall submit to the Company a certificate indicating the amount owing to it and the calculation thereof. The amounts set forth in such certificate shall be prima facie evidence of the obligations of the Company hereunder; provided, however, that the failure of the Company to pay any amount owing to any Lender pursuant to Section 2.13, 2.14, 2.15(a) or 2.16 shall not be deemed to constitute a Default or an Event of Default hereunder to the extent that the Company is contesting in good faith its obligation to pay such amount by ongoing discussions diligently pursued with such Lender or by appropriate proceedings. The Company shall not be required to compensate a Lender pursuant to Section 2.14 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Company of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
          (c) If a Lender claims any additional amounts payable pursuant to Section 2.13, 2.14 or 2.15(a), it shall use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such additional amounts, including changing the jurisdiction of its applicable lending office, provided that the taking of any such action would not, in the reasonable judgment of the Lender, be disadvantageous to such Lender.
          (d) In the event that any Lender delivers to the Company a certificate in accordance with Section 2.17(a) (other than a certificate as to amounts payable pursuant to Section 2.16), or the Company is required to pay any additional amounts or other payments in accordance with Section 2.13, 2.14 or 2.15(a), the Company may, at its own expense and in its sole discretion, (i) require such Lender to transfer or assign, in whole or in part, without recourse (in accordance with Section 9.6), all or part of its interests, rights and obligations under this Agreement to another Person (provided that the Company, with the full cooperation of such Lender, can identify a Person who is ready, willing and able to be an Assignee with respect to thereto) which shall assume such assigned obligations or (ii) during such time as no Default or Event of Default has occurred and is continuing, terminate the Commitment of such Lender and prepay all outstanding Loans of such Lender; provided that (x) the Company or the Assignee, as the case may be, shall have paid to such Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and (subject to Section 2.16) all other amounts owed to it hereunder and (y) such assignment or termination of the Commitment of such Lender and the prepayment of Loans is not prohibited by any law, rule or regulation or order of any court or Governmental Authority.
          2.18. Release of Pledged Pre-Sale Loans and Pledged Loans. (b) Upon (i) the Final Collection Date with respect to all Pledged Loans subject to the terms of this Agreement which are in existence on such date, (ii) the written request of the Company asking for the release of a Defaulted Pre-Sale Receivable or Defaulted A, D & C Loan to allow for the sale of a Timeshare or Resort, respectively, pursuant to a judicial foreclosure or (iii) the payment in full of all amounts owing with respect to a Pledged Loan, pursuant to the terms of the related Developer Agreement or otherwise, the Agent, following the Company delivery to the Agent of the necessary documents and instruments, in form and substance reasonably satisfactory to the Agent, shall release to the Company or its designee any documents in custody and other items of

Collateral related to the affected Pre-Sale Receivables and/or Pledged Loans in order to effect the transfer from the Agent to the relevant Person of such Pre-Sale Receivables and/or Pledged Loans; and such Pre-Sale Receivables and/or Pledged Loans so transferred and released shall no longer constitute part of the Collateral under the Pledge Agreement and shall not be considered Eligible Pre-Sale Receivables or Eligible A, D & C Loans, as applicable.
          (c) In conjunction with the Company’s performance of its duties hereunder, including administering the Pre-Sale Receivables and Pledged Loans, the Company may remove Pre-Sale Receivables and Pledged Loans from the Collateral and the Agent’s security interest therein shall automatically terminate and be released, without further action by the Agent, so long as both before and after giving effect to such termination and release, the following conditions are satisfied (and the Company shall be deemed to certify the accuracy of the following at the time it removes any Pre-Sale Receivable or Pledged Loan pursuant to the terms hereof): (i) there shall not exist any Event of Default nor shall any Event of Default result from such termination and release, (ii) the Company’s representations, warranties and covenants contained herein shall continue to be true and correct in all material respects after giving effect to such termination and release, (iii) the aggregate outstanding principal balance of all Loans shall not exceed the Borrowing Base, and (iv) such release shall not cause a borrowing base shortfall, default, event of default or similar event under the applicable Developer Agreements to which such Pre-Sale Receivables or A, D & C Loans are subject.
          (d) The Company may at any time request that a Pledged Loan be removed from the Collateral and that the Agent’s security interest therein be terminated. The Agent in its sole discretion may consent to such request or reject such request. The Company at no time shall make such a request unless each of the following conditions are satisfied, both before and after giving effect to the requested termination and release (and the Company shall be deemed to certify the accuracy of the following at the time of the requested termination pursuant to the terms hereto): (i) there shall not exist any Event of Default nor shall any Event of Default result from such termination and release, (ii) the representations, warranties and covenants of the Company contained herein shall continue to be true and correct in all material respects after giving effect to such termination and release, (iii) the aggregate outstanding principal balance of all Loans shall not exceed the Borrowing Base, and (iv) such release shall not cause a Borrowing Base shortfall, default, event of default or similar event under the applicable Developer Agreement. If the Agent consents in writing to such a release, then the Agent, following the Company’s delivery to the Agent of each of the necessary documents and instruments, in form and substance reasonably satisfactory to the Agent, shall release to the Company or its designee any documents in the Agent’s custody and other items of Collateral related to the affected Pledged Loans, and shall, at the cost and expense of the Company, deliver such releases or other documents reasonably requested by the Company in order to effect the transfer to the relevant Person of such Pledged Loans, and such Pledged Loans so transferred and released shall no longer constitute part of the Collateral hereunder and shall not be considered Eligible A, D & C Loans.
          2.19. New Developers; Addition of Collateral.
          (b) If the Company wishes to add to the Collateral a Developer Loan extended to a Developer not then listed on Schedule IV, the Company shall, together with a Loan request,

deliver a Developer Supplement for each such Developer; provided that no Developer Supplement shall be required with respect to any Person for which a Developer Supplement shall have been executed under, and as defined in, the Bank Facility Agreement so long as the aggregate Outstanding Balance of Developer Loans of such Person in the Loan Portfolio does not exceed $10,000,000, and such a Person shall constitute a “Developer” hereunder. Each such Developer Supplement, together with the corresponding Loan request, shall be delivered to the Agent at least five Business Days prior to the date on which any Loan secured by such Collateral is to be advanced. Each such Developer Supplement shall be executed by the Company.
          (c) The effectiveness of any Developer Supplement is subject to the following: (i) satisfaction of the related eligibility requirements herein, (ii) delivery of the applicable A, D & C Loan Agreement and A, D & C Note to the Company in trust for the Agent, and (iii) the perfection on a first-priority basis of the Agent’s interests in the new Collateral.
          (d) Schedule II to the Pledge Agreement and Schedule IV hereto shall be automatically amended to include A, D & C Loans being added as Collateral if such additions and related Collateral pledges are made in accordance with the terms hereof.
          2.20. Required Repayments. If on any day the Company or the Agent determines that (i) the representation and warranty in Section 3.11 was not true and correct when made with respect to any Developer Loan or Pledged Loan or (ii) the Company shall have breached its covenants with respect to a Developer Loan or a Pledged Loan under Section 5.5 or 5.6 or Section 3(d) of the Pledge Agreement, the Company shall be deemed to have received Collections in respect of such Developer Loan in an amount equal to the Required Repayment of such Developer Loan and shall pay such Required Repayment on the immediately following Settlement Date. The “Required Repayment” for any date on which such Required Repayment is required to be made shall be an amount equal to (a) if such payment is to be made prior to the Termination Date, the lesser of (i) the amount, if any, to be paid such that the aggregate outstanding principal balance of the Loans shall not exceed the Borrowing Base and (ii) the excess, if any, of (A) the Borrowing Base determined as of the last day of the calendar month immediately preceding the date such Required Repayment is required to be made (the “Prior Month”) as shown in the Monthly Report for the Prior Month, over (B) the amount that would have equaled the Borrowing Base as of the last day of the Prior Month if the affected Developer Loan had been excluded and (b) following the Termination Date, the amount advanced hereunder against such Pledged Loan or Developer Loan.
          2.21. Payments on Settlement Dates. On each Settlement Date, the Company shall pay the following from, and to the extent of, Available Funds received during the immediately preceding Settlement Period:
               (i) to the Agent, for the pro rata benefit of the Lenders, in payment of accrued and unpaid interest due on such Settlement Date (whether accrued and unpaid for the applicable Settlement Period or any prior Settlement Period);
               (ii) to the Agent, for the pro rata benefit of the Lenders, in payment of accrued and unpaid non-use fees due on such Settlement Date (whether accrued and unpaid for the applicable Settlement Period or any prior Settlement Period;

               (iii) to the Agent, for the pro rata benefit of the Lenders, in payment of any portion of the aggregate outstanding principal balance of the Loans then due and payable, including, without limitation, any payment required to cause the aggregate outstanding principal balance of the Loans to be equal to or less than the lesser of (A) the Borrowing Base and (B) the aggregate Commitments of all Lenders then in effect;
               (iv) to the Agent, for the benefit of the Agent and the Lenders owed such amounts, in payment of other amounts due hereunder, including, without limitation, indemnity amount under Sections 2.13, 2.14, 2.15 and 2.16; and
               (v) to the Company, any remaining amounts.
Subsequent to the Termination Date, no Available Funds shall be paid under clause (v) so long as any Liabilities shall remain outstanding.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to the Agent and each Lender that:
          3.1. Financial Condition. The Company has heretofore furnished to each Lender a copy of its consolidated financial statements for its fiscal year ended December 31, 2006 and for its fiscal quarter ended September 30, 2007. Such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of such date in accordance with GAAP.
          3.2. Existence. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the limited liability company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be duly qualified and in good standing could not, in the aggregate, have a Material Adverse Effect.
          3.3. Power; Authorization; Enforceable Obligations. The Company has the limited liability company, power and authority, and the legal right, to make, deliver and perform this Agreement and to borrow hereunder and has taken all necessary limited liability company, action to authorize the Borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. No consent or authorization of any Governmental Authority or any other Person is required in connection with the Borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          3.4. No Legal Bar. The execution, delivery and performance of this Agreement, the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent that all such violations and creation or imposition of Liens could not, in the aggregate, have a Material Adverse Effect.
          3.5. No Material Litigation. Except as set forth on Schedule III, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues as of the Closing Date (a) with respect to this Agreement or any of the actions contemplated hereby, or (b) which involves a probable risk of an adverse decision which would materially restrict the ability of the Company to comply with its obligations under this Agreement.
          3.6. Federal Regulations. No part of the proceeds of any Loans will be used for “buying,” “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.
          3.7. Investment Company Act. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          3.8. ERISA. The Company and its Subsidiaries are in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.9. No Material Misstatements. No report, financial statement or other written information furnished by or on behalf of such Company to the Agent or any Lender pursuant to Section 3.1 or Section 5.1(a) contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not misleading, except to the extent that the facts (whether misstated or omitted) do not result in a Material Adverse Effect.
          3.10. Purpose of Loans. The proceeds of the Loans shall be used by the Company for working capital and its general business purposes.
          3.11. Representations with Respect to Pledged Loans. Each of the Time Share Backed Loans included in the calculation of the Borrowing Base in any Borrowing Base Certificate or Monthly Report shall be an Eligible Developer Loan (as defined in the Bank Facility Agreement) as of the date of such Borrowing Base Certificate or Monthly Report. Each of the A. D & C Loans included in the Borrowing Base in any Borrowing Base Certificate or Monthly Report shall be an Eligible A, D & C Loan as of the date of such Borrowing Base Certificate or Monthly Report. The Borrowing Base set forth in any Borrowing Base Certificate or Monthly

Report shall be accurate in all material respects as of the date set forth on such certificate or report.
SECTION 4. CONDITIONS PRECEDENT
          4.1. Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan, of the following conditions precedent:
          (b) Credit Agreement. The Agent shall have received this Agreement, executed and delivered (including, without limitation, by way of a telecopied signature page) by a duly authorized officer of the Company and each Lender.
          (c) Pledge Agreement. The Agent shall have received the Pledge Agreement, executed and delivered (including, without limitation, by way of a telecopied signature page) by a duly authorized officer of the Company.
          (d) Secretary’s Certificate. The Agent shall have received a certificate of the Secretary or Assistant Secretary of the Company, in form and substance satisfactory to the Agent, which certificate shall (i) certify as to the incumbency and signature of the officers of the Company executing the Credit Documents to which it is a party (with the President, a Vice President, the Secretary or Assistant Secretary of the Company attesting to the incumbency and signature of the Secretary or Assistant Secretary of the Company providing such certificate), (ii) have attached to it a true, complete and correct copy of each of the organizational documents of the Company and the Issuer, (iii) have attached to it a true and correct copy of the resolutions of the Board of Directors (or analogous body) of the Company, which resolutions shall authorize the execution, delivery and performance of each Credit Document to which it is a party and, the Borrowings by the Company hereunder and the pledge of the Collateral under the Pledge Agreement and (iv) certify that, as of the date of such certificate (which shall not be earlier than the date hereof), none of such certificate of formation, limited liability company agreement or Board of Directors’ resolutions shall have been amended, supplemented, modified, revoked or rescinded.
          (e) Legal Opinions. The Agent shall have received the executed legal opinion of (i) the general counsel of the Business Capital Group of the Company, and (ii) Mayer Brown LLP, special New York counsel to the Company, substantially in the forms of Exhibit C.
The Agent shall notify the Company and each Lender promptly after the satisfaction of the foregoing conditions.
          4.2. Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any Loan Date is subject to the satisfaction of the following conditions:
     (a) Notice of Borrowing. The Agent shall have received a notice of borrowing, as required by Section 2.2, and a Borrowing Base Certificate.

     (b) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to this Agreement (other than pursuant to Section 3.1 which shall be deemed made only on the Closing Date) shall be true and correct in all material respects on and as of such date as if made on and as of such Loan Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
     (c) No Default. No Default or Event of Default shall have occurred and be continuing on such Loan Date or after giving effect to the Loans requested to be made on such Loan Date.
Each Borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
          The Company hereby agrees that, so long as the Commitments remain in effect, or any amount is owing to any Lender or the Agent hereunder, the Company shall:
          5.1. Financial Statements. Furnish to each Lender:
     (a) as soon as available, and in any event no later than sixty (60) days after the end of each fiscal quarter of the Company, copies of the unaudited financial statements of the Company,
     (b) as soon as available, and in any event no later than one hundred and twenty (120) days after the close of each fiscal year of the Company, a copy of an unqualified audit report for such year and accompanying audited consolidated financial statements, of the Company, prepared and certified by a nationally recognized independent public accounting firm.
          5.2. Certificates; Other Information. Furnish to:
     (a) the Agent, on each Monthly Reporting Date, a Monthly Report; and
     (b) to the Agent, such other information with respect to the Company, the Issuer or the Collateral as the Agent may reasonably request.
          5.3. Notices. Promptly give notice to the Agent and each Lender of the occurrence of any Default, Event of Default, an Event of Termination or a Servicing Termination Event, accompanied by a statement of a Financial Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.
          5.4. Maintenance of Existence. Preserve, renew and keep in full force and effect its limited liability company, as applicable, existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business activities except as otherwise permitted pursuant to Section 6.1 or to the extent that failure to do so would not have a Material Adverse Effect.
          5.5. Compliance with Bank Facility Agreement Covenants. (a) Comply, or shall cause the Issuer to comply, as applicable, for the benefit of the Lenders with Sections 5.01, 5.02, 5.04(a) through (f), (k), (l), (m) and (o), 5.05, 6.01, 6.02 and Section 6.05 of the Bank Facility Agreement; provided that for purposes of this Section 5.5(a), references to the “Administrative Agent,” “Material Adverse Effect,” Event of Termination” and “Required lenders” in such Sections of the Bank Facility Agreement shall be deemed to be references to the “Agent,” “Material Adverse Effect,” “Event of Default” and “Majority Lenders,” respectively, each as defined herein.
          (b) Comply, or shall cause the Issuer to comply, as applicable, for the benefit of the Lenders with Sections 5.04(h) of the Bank Facility Agreement.
          5.6. Compliance with Bank Facility Agreement Covenants with Respect to Pledged Loans. Comply, or shall cause the Issuer to comply, with Sections 5.04(a) through (f), (k), (m), (n) and (o), 6.01 (other than paragraph (b) thereof), 6.02 and Section 6.05 of the Bank Facility Agreement with respect to the Pledged Loans as though such Pledged Loans were subject to the Bank Facility Agreement; provided that for purposes of this Section 5.6, references to the “Administrative Agent”, “Collateral”, “Pledged Timeshare Asset”, “Material Adverse Effect”, “Event of Termination” and “Required lenders” in such Sections of the Bank Facility Agreement shall be deemed to be references to “Agent”, “Pledged Loans”, “Pledged Loan”, “Material Adverse Effect”, “Event of Default” and “Majority Lenders”, respectively, each as defined herein, and “Contract” shall be deemed to include Pre-Sale Agreements and A, D & C Loan Agreements”.
          5.7. Audits. Permit, upon prior notice to the Company, the Agent (or the Agent’s agents or representatives) one time per calendar year, during regular business hours and at the expense of the Company, (i) to have access to all records, files, books of account, data bases, and information in the possession or under the control of the Company pertaining to all Collateral, including the Records not in the Agent’s possession, (ii) to discuss matters relating to the Collateral hereunder or the Company’s performance hereunder with any of the officers of the Company having knowledge of such matters, and (iii) permit such Persons to inspect, audit and to make copies of documents directly related to the Collateral, but only to the extent necessary to conduct the audit; it being understood that large portions of such records may not be copied prior to the occurrence and continuance of an Event of Termination; provided, however, that this section shall not be construed to permit such Persons to audit the applicable subservicers or deposit banks at which a deposit account is held; provided, further, that if an Event of Default has occurred and is continuing or if the results of any such audit are inconsistent with information previously given to the Company by the Company or the Company such that the collectibility of the Receivables is impaired, then the one audit per calendar year limitation shall be inapplicable.
          5.8. Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof) and keep and maintain (or cause the Company to keep and maintain) all documents, books, records and other information reasonably necessary or advisable for the collection of all amounts due with respect to the Collateral (including records adequate to track Collections on a Developer specific basis).
          5.9. Delivery of Notes. Promptly upon the request of the Agent, deliver to the Agent the original A, D & C Notes (which the Company shall have endorsed in blank).
          5.10. Assignments of Mortgage. Upon the request of the Agent following the occurrence of an Event of Default, prepare and send for recordation in the appropriate real estate records at the proper recording office assignments of mortgage, in a recordable form satisfactory to the Agent, assigning all Mortgages securing the Pledged Loans from the Company to the Agent within thirty (30) days of such request. The Company shall provide evidence of recordation of such assignments of mortgage within five days of receipt from the applicable recording office.
SECTION 6. NEGATIVE COVENANTS
          The Company hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder, the Company shall not directly or indirectly:
          6.1. Merger, Consolidation, Etc. Merge or consolidate with or into any other Person, or sell or convey all or substantially all of the Company’s assets to any Person, unless: (i) either the Company is the survivor or the Company’s successor is a Person organized and existing under the laws of the United States or a state thereof and expressly assumes all of the Company’s obligations under this Agreement; and (ii) immediately after giving effect to such consolidation, merger, sale or conveyance, no Default or Event of Default shall have occurred and be continuing. Any sale or conveyance of assets of one or more Significant Subsidiaries (other than to the Company or another Subsidiary), which, if such assets were owned by the Company, would constitute all or substantially all of the Company’s consolidated assets, will be deemed to be the transfer of all or substantially all of the Company’s consolidated assets for purposes of the provisions described above.
          6.2. Limitation on Liens. Pledge or otherwise subject to any Lien on any Collateral, except for Permitted Liens.
          6.3. Line of Business. Engage to any material extent in any business activities other than those related to the financial services industry.
          6.4. Borrowing Base. Permit the aggregate outstanding principal balance of the Loans hereunder to exceed the aggregate amount of the Commitments or the Borrowing Base at any time.
SECTION 7. EVENTS OF DEFAULT; SERVICING TERMINATION EVENTS
          7.1. Events of Default. If any of the following events shall occur and be continuing:

     (a) The Company shall fail to make any payment required to be made by it hereunder when due and such failure shall remain unremedied for two Business Days; or
     (b) The Company shall fail to perform or observe any term, covenant or agreement (other than as described in Section 7.1(a)) contained in this Agreement or any other Credit Document or Developer Facility Document on its part to be performed or observed, such failure shall remain unremedied for thirty (30) days, and such failure could reasonably be expected to have or result in a Material Adverse Effect; or
     (c) Any representation or warranty made or deemed to be made by the Company under or in connection with this Agreement, any Monthly Report, any notice of borrowing, any Developer Supplement or other information or report delivered pursuant hereto shall prove to have been false or incorrect, shall remain false or incorrect for 30 days, and could reasonably be expected to have or result in a Material Adverse Effect; or
     (d) The aggregate outstanding amount of the Loans is greater than the Borrowing Base on a Settlement Date and such excess remains outstanding for more than three (3) Business Days or the aggregate outstanding amount of the Loans at any time exceeds the aggregate Commitments and such excess remains outstanding for more than one (1) Business Day after the Company becomes aware of such excess; or
     (e) Except to the extent permitted by the terms of this Agreement, the Agent shall not have acquired, with respect to any of the Collateral subject to the Pledge Agreement, a valid and perfected security interest in such Collateral free and clear of any Lien except for Permitted Liens; or
     (f) An Insolvency Event has occurred with respect to the Company;
     (g) A Servicing Termination Event shall occur and remain unwaived; or
     (h) The Company shall cease to own all of the membership interests in the Issuer at any time; or
     (i) an Event of Termination shall have occurred and shall have been declared under the Bank Facility Agreement; or
     (j) The Company shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or
     (k) (i) The Company or any of its Subsidiaries or any Affiliates thereof (excluding entities that own or control 50% or more of the equity interests of Residential Capital, LLC and excluding any Subsidiaries of the Company that are special purpose vehicles acting as sellers or borrowers under an asset securitization) shall default in any payment of $50,000,000 or more of principal or interest on any Indebtedness, or in the payment of $50,000,000 or more on account of any Guarantee in respect of such Indebtedness, and such default shall not have been waived or cured, and shall otherwise continue beyond the applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created, or (ii) any other default under any instrument or agreement relating to any such Indebtedness of the Company or any of its Subsidiaries or any Affiliates thereof (excluding entities that own or control 50% or more of the equity interests of Residential Capital, LLC and excluding any Subsidiaries of the Company that are special purpose vehicles acting as sellers or borrowers under an asset securitization), or any other event shall occur, and such default shall not have been waived or cured and shall otherwise continue beyond the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such Indebtedness;
then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company declare the Termination Date to have occurred, except that in the case of the Insolvency Event referenced in subsection (f) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Agent and the Lenders shall have all rights and remedies under this Agreement and the other Credit Documents and Developer Facility Documents that may be exercised upon the occurrence of an Event of Termination and all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws (to the extent the exercise of such rights is not precluded by the terms of this Agreement or the other Credit Documents and Developer Facility Documents), which rights shall be cumulative. Upon the occurrence of the Termination Date, the Loans under this Agreement and any other obligations under the other Credit Documents shall be paid as and when collected, in the order of priority set forth in Section 2.21; provided however, that upon the occurrence of the Termination Date as a result of the occurrence of an Insolvency Event referenced in subsection (f) above, the Loans under this Agreement and any other obligations under the other Credit Documents and Developer Facility Documents shall be immediately due and payable.
          7.2. Servicing Termination Events. (a) Upon written notice from the Company and the Majority Lenders following the occurrence and during the continuance of a Servicing Termination Event, the Agent may appoint a Person to make the distributions described in Section 2.21 and to provide the services described in Section 6.01, 6.02 and 6.05 of the Bank Facility Agreement (the “Servicing Duties”) with respect to the Pledged Loans and, if the Bank Facility Agreement shall have been terminated and no longer be in effect, the Pledged Timeshare Assets and Developer Loans and the other Collateral (each as defined in the Bank Facility Agreement) and on the condition in each case that any such Person so designated (y) shall agree to deliver to the Company a copy of each report delivered to the Agent hereunder, and (z) shall agree to perform, at a minimum, the duties and obligations of the Company pursuant to the terms hereof.
          (b) The Company agrees that, upon replacement of Company as servicer of any of the Collateral, it will cooperate (and will require each subservicer to cooperate) with the Agent and the successor servicer in effecting the termination of Company’s responsibilities and rights with respect to the Servicing Duties with respect to such Collateral and each subservicer’s responsibilities and rights as subservicer under a sub-servicing agreement, including (i) assisting the successor Company in enforcing all rights under the applicable Collateral, (ii) transferring, promptly upon receipt, to the successor servicer any Collections or other amounts related to the applicable Collateral received by Company, (iii) transferring to the successor

Company all Developer Agreements and other Records held by or under the control of Company or any subservicer and (iv) permit the successor servicer to have access to all discs, diskettes and related property containing information concerning the applicable Collateral and the related Records and permit the successor Company to use all computer software (to the extent it is permitted to do so) that may facilitate the Company’s access to and use of such information.
SECTION 8. THE AGENT
          8.1. Appointment. Each Lender hereby irrevocably designates and appoints GMAC LLC as the Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes GMAC LLC, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, (a) the Agent shall not have any duties or responsibilities, except those expressly set forth herein, and (b) the Agent shall not have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.
          8.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          8.3. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Company to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.
          8.4. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders (or, to the extent that this Agreement expressly requires a higher percentage of Lenders, such higher percentage), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by the Company hereunder.
          8.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall promptly notify the Company (unless the Company shall have delivered such notice to the Agent) and then give notice thereof to the Lenders (provided that the failure to notify the Company shall not impair any of the rights of the Agent and the Lenders with respect to the events and circumstances specified in such notice). The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6. Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          8.7. Indemnification. The Lenders agree to indemnify the Agent and its Affiliates (in their respective capacities as such, but only to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date of payment in full) but giving effect to any subsequent assignments in accordance with Section 9.6, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Agent or any of its Affiliates (as the case may be) in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its Affiliates (as the case may be). The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8. Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.
          8.9. Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Company and following the appointment of a successor Agent in accordance with the provisions of this Section 8.9. If the Agent shall resign as Agent under this Agreement, then the Majority Lenders shall appoint from among the Lenders willing to serve as Agent a successor agent for the Lenders, which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 7.1(a) or (f) has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the obligations owing hereunder. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
SECTION 9. MISCELLANEOUS
          9.1. Amendments and Waivers. Neither this Agreement, nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Company hereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount of any Loan, or reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, (ii)(A) amend, modify or waive any provision of this Section 9.1, (B) reduce the percentage specified in the definition of Majority Lenders, (C) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement or (D) release any security interest in a material portion of the Collateral under the Pledge Agreement (except as expressly contemplated hereby and thereby), in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 8 or any other provision of this Agreement governing the rights or obligations of the Agent without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent and all future holders of the obligations owing hereunder. In the case of any waiver, the Company, the Lenders and the Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          9.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or four days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Agent, and as set forth in Schedule II in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

The Company:	Residential Funding Company, LLC
One Meridian Crossings
Minneapolis, MN 55423
Attention: BCG Treasurer
Telecopy: 952-857-6960

with copies to:

Residential Funding Company, LLC
One Meridian Crossings
Minneapolis, MN 55423
Attention: BCG Chief Counsel
Telecopy: 952-857-6949

The Agent:	GMAC LLC
200 Renaissance Center

Detroit, MI 48265
Attention: David Walker, Group VP
Telecopy: 313-656-5401

GMAC:	GMAC LLC
200 Renaissance Center
Detroit, MI 48265
Attention: Bill Solomon, VP and General Counsel
Telecopy: 313-656-6124
provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.2, 2.3, 2.4 or 2.5 shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or any notices related to Borrowings, payments or repayments unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          9.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
          9.5. Payment of Expenses and Taxes. (b) The Company agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all costs and expenses reasonably incurred in connection with the enforcement of any rights under this Agreement, including, without limitation, the fees and disbursements of counsel to the Agent and to the several Lenders (other than those incurred in connection with the compliance by the relevant Lender with the provisions of Section 2.17(a)), (c) to pay, indemnify, and hold each Lender, the Agent and their respective Affiliates harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Company in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, and (d) to pay, indemnify, and hold each Lender, the Agent and their respective Affiliates (each, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any indemnified person in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken by such indemnified person under or in connection with any of the foregoing (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Company shall have no obligation hereunder to an indemnified person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified person. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          9.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.1(a) or (f) has occurred and is continuing, any other Person; and
     (B) the Agent, provided that no consent of the Agent shall be required for an assignment to an Assignee that is an affiliate of such assigning Lender.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent)

shall not be less than $5,000,000 unless each of the Company and the Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 7.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Agent an assignment and assumption substantially in the form of Exhibit B (each, an “Assignment and Assumption”);
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire; and
     (D) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such CLO
          For the purposes of this Section 9.6, the terms “Approved Fund” and “CLO” have the following meanings:
“Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.
“CLO”: entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.5); provided that no Assignee shall then be entitled to receive any greater amount pursuant to Sections 2.13, 2.14, 2.15 or 2.16 than the assigning Lender would have been entitled to receive thereunder in respect of the rights and obligations assigned by such assigning Lender to such Assignee had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Agent shall provide a copy of the Register to the Company on a monthly basis.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.
          (c) (i) Any Lender may, without the consent of the Company or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall have given prior written notice to the Company of the identity of such Participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15, 2.16 and 9.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14, 2.15, 2.16 or 9.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. Any

Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(c)(X)(i).
          (d) Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Lender at any time and from time to time after the Company has made its initial Borrowing hereunder, the Company shall provide to such Lender, at the Company’s own expense, a promissory note, substantially in the form of Exhibit D, evidencing the Loans or Term Loans owing to such Lender (a “Note”).
          (e) On or prior to the effective date of an assignment, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Company shall, upon the request to the Agent made at the time of such assignment by the assigning Lender or the Assignee, as applicable, execute and deliver to the Agent (in exchange for the outstanding Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the amount of such Assignee’s Loan. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Agent to the Company marked “cancelled”.
          (f) The Company authorizes each Lender to disclose to any prospective Participant, any Participant or any prospective Assignee (each, a “Transferee”) any and all financial information in such Lender’s possession concerning the Company, its Affiliates and the Collateral which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to all Lenders by or on behalf of the Company in connection with their respective credit evaluations of the Company, its Affiliates and the Collateral prior to becoming a party to this Agreement; provided that (i) such Transferee has executed and delivered to the Company and the transferring Lender a written confidentiality agreement reasonably acceptable to the Company and (ii) the Company has been informed of the identity of such Transferee and has consented (such consent shall not be unreasonably withheld) to the disclosure of such information thereto. Nothing contained in this Section 9.6(f) shall be deemed to prohibit the delivery to any Transferee of any information which is otherwise publicly available.
          9.7. Adjustments. If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), such that it has received aggregate payments or collateral on account of its Loans in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans which are then due and payable, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          9.8. Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of this day and year first above written.

RESIDENTIAL FUNDING COMPANY, LLC
By:	/s/ David Flavin
	Name:	David Flavin
	Title:	Managing Director

Address:	One Meridian Crossings
Minneapolis, MN 55423

Taxpayer ID: 93-0891336

GMAC LLC, as Agent and a Lender

By:	/s/ David Walker
	Name:	David Walker
	Title:	Group Vice President and Treasurer

[Credit Agreement Signature Page]

SCHEDULE I
COMMITMENTS

GMAC LLC	$750,000,000.00

Sch. I -1

ANNEX A
REQUIREMENTS FOR ELIGIBLE PRE-SALE RECEIVABLES
          Any Pre-Sale Receivable satisfying the following conditions shall constitute an “Eligible Pre-Sale Receivable:”
          (a) the annual interest rate of which is a fixed rate of interest or a variable rate;
          (b) which arises from a Pre-Sale Agreement that may not be cancelled or terminated by the Obligor thereof unless the related unit is not completed and the deed cannot be recorded, and for which any contractually granted or legally mandated period of time during which the Obligor may exercise a right of rescission with respect to the related Pre-Sale Agreement has lapsed since the effective date of such Pre-Sale Agreement;
          (c) which amortizes fully pursuant to a required set of level and regular cash monthly payments of principal and interest;
          (d) which satisfies all applicable requirements of the applicable Pre-Sale Agreement to which it is subject and the Originator Resource Guide, and which was originated in the normal course of business of the applicable Developer;
          (e) which is not a Delinquent Pre-Sale Receivable or a Defaulted Pre-Sale Receivable;
          (f) which arises under a Pre-Sale Agreement where the Resort related to the Timeshare is or is required to be affiliated with the Resort Condominiums International exchange network or the Interval International exchange network;
          (g) the Obligor of which has made or is required to make at closing cash payments, in partial satisfaction of the purchase price of the related Timeshare in an aggregate amount equal to at least 10% of the original purchase price of the related Timeshare;
          (h) the terms of the Pre-Sale Agreement related thereto which have not been extended, rewritten or otherwise modified from the original terms thereof (including by extension of time of payment or the granting of any discounts, allowances or credits) other than with respect to a Timeshare Upgrade or a Permitted Modification;
          (i) which is a “general intangible”, an “account”, “chattel paper” or an “instrument” (as such terms are defined in Article 9 of the UCC) and is denominated and payable only in United States dollars to an account held at a financial institution located in the United States;
          (j) which is freely assignable and does not require the consent, authorization, approval or notice to the Obligor thereof or any Governmental Authority (except for such consents, authorizations, approvals or notices which have already been obtained or are not

A-1

required under applicable law) in connection with the conveyance of or grant of a security interest in such Pre-Sale Receivable or the related Pre-Sale Agreement and/or Pre-Sale Note, the Related Security and the related Collections;
          (k) which (1) together with the Pre-Sale Agreement and/or Pre-Sale Note related thereto, (x) has been duly authorized (if applicable), (y) is in full force and effect, and (z) constitutes the legal, valid and binding obligation of the Obligor thereof enforceable against such Obligor in accordance with its terms, subject to Enforceability Exceptions, (2) has not been satisfied, released, canceled, rescinded or subordinated in priority to any other unsecured debt, nor has any instrument been executed which would effect any such satisfaction, release, cancellation, rescission or subordination in priority to any other unsecured debt, and (3) is not subject to any existing dispute, right of rescission, setoff, recoupment, counterclaim or defense, whether arising out of transactions concerning such Pre-Sale Receivable or otherwise;
          (l) which, together with the Pre-Sale Agreement and/or Pre-Sale Note related thereto, does not contravene any laws, rules or regulations applicable thereto (including laws, rules or regulations relating to truth in lending, vacation time share sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Pre-Sale Agreement and/or Pre-Sale Note related thereto is in violation of any such law, rule or regulation;
          (m) the Obligor of which is not an Affiliate of the Company, the Company or a Developer (or any Subsidiary of the foregoing) which originated such Pre-Sale Receivable or any Subsidiary thereof;
          (n) which was originated by an Eligible Developer, is related to an Eligible Resort and secures an Eligible A, D & C Loan;
          (o) the Outstanding Balance of which does not exceed $100,000;
          (p) which is not subject to any withholding or other foreign tax liability; and
          (q) the original maturity of which does not exceed 120 months; provided, however, that Pre-Sale Receivables with an Outstanding Balance not in excess of an amount equal to 5% times the aggregate Outstanding Balance may have an original maturity greater than 120 months and not more than 144 months.

A-2

ANNEX B
REQUIREMENTS FOR ELIGIBLE A, D & C LOANS
          Any A, D & C Loan satisfying the following conditions shall constitute an “Eligible A, D & C Loan”:
          (a) (i) substantially complies with all applicable requirements of the Originator Resource Guide or, to the extent of any substantial non-compliance with such requirements, such non-compliance was approved by the Company’s credit committee in accordance with the Originator Resource Guide and (ii) was originated in accordance with the Originator Resource Guide;
          (b) if a Pre-Sale Loan, such Pre-Sale Loan is secured by Eligible Pre-Sale Receivables;
          (c) in the case of a Pre-Sale Loan, which requires certain mandatory payments or additional contributions of collateral in respect thereof to ensure compliance with the A, D & C Loan’s borrowing base or other availability provision;
          (d) in the case of a Pre-Sale Loan, the outstanding principal balance under such Pre-Sale Loan shall not be less than the aggregate outstanding amount of principal balance payable under the Pre-Sale Receivables securing such Pre-Sale Loan.
          (e) the Developer that constitutes the Company under the applicable A, D & C Loan Agreement and A, D & C Note is an Eligible Developer;
          (f) the servicing of such A, D & C Loan is performed in accordance with the Originator Resource Guide;
          (g) such A, D & C Loan does not constitute a Defaulted A, D & C Loan;
          (h) the Collections for such Developer, its A, D & C Loan and its Pre-Sale Receivables are deposited into an Eligible Deposit Account;
          (i) in the case of a Pre-Sale Loan, the A, D & C Loan Agreement evidencing such Pre-Sale Loan sets forth an advance rate or similar provision pursuant to which the Company extends credit to the Developer thereunder that is not more than 90%;
          (j) the Obligor of which is a United States Person, is not an Affiliate of any of the parties hereto, and is not a Governmental Authority;
          (k) is denominated and payable only in Dollars in the United States;
          (l) arises under an A, D & C Loan Agreement, an A, D & C Note and, in the case of Construction Loans, a Mortgage, each of which is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such A, D & C Loan and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);
          (m) together with any related Pre-Sale Agreement, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury), and with respect to which none of the Company, the Company nor the Obligor is in violation of any such law, rule or regulation;
          (n) arises under an A, D & C Loan Agreement which (i) does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Company thereunder (or, to the extent consent was required, it was obtained) and (ii) does not contain a confidentiality provision that purports to restrict the ability of the Agent to exercise its rights on behalf of the Lenders under this Agreement, including, without limitation, the Agent’s right to review the related Records;
          (o) from its date of origination, was serviced by the Company in accordance with its customary policies and procedures;
          (p) the Company acquired it in good faith, for value and without notice of any Lien other than Permitted Liens and Liens approved by the Agent;
          (q) all information provided by the Company to the Agent in writing hereunder with respect thereto shall be true and correct in all material respects;
          (r) with respect to Construction Loans, there exists either a legally binding commitment from a title company to provide a mortgagee title insurance policy, which policy shall insure the Company’s first priority Lien in respect of the related Resort, subject to applicable title exceptions, or there exists a mortgagee title insurance policy, which policy is in full force and effect and insures the Company’s first priority Lien, subject to applicable title exceptions, in respect of the related Resort;
          (s) the Developer has made a representation that it has and has covenanted to maintain builder’s risk and general liability insurance in respect of the Resort related to such A, D & C Loan unless the related Resort is not subject to any construction at such time;
          (t) there has been no fraud, dishonesty or material misrepresentation in connection with the origination of such A, D & C Loan;
          (u) in the case of a Construction Loan, the Company has security interests in all material personal property and contractual rights related thereto, each of which have been perfected by UCC filings in the appropriate jurisdictions;
          (v) arises in the ordinary course of the Company’s Resort lending business;
          (w) was not originated in or subject to the laws of a jurisdiction whose laws would make such A, D & C Loan Agreement, or the assignment or pledge of such A, D & C Loan Agreement under the Pledge Agreement or this Agreement, unlawful, usurious, invalid or unenforceable;

          (x) (x) is owned solely by the Company free and clear of all Liens, other than Permitted Liens;
          (y) in the case of Construction Loans has a loan-to-cost ratio, determined in accordance with the Originator Resource Guide, of no greater than 100%;
          (z) in the case of Construction Loans, the terms of the Mortgage related thereto have not been impaired, waived, altered, satisfied, subordinated, rescinded or modified in any respect, except for releases of such Mortgage which are required to be granted under the express terms of the related A, D & C Loan Agreement in connection with any sale of Timeshares pursuant to the terms of such Mortgage, or otherwise required to be granted in connection with the required public dedication of certain portions of the Resort or in connection with store or restaurant facilities, lobbies or other similar facilities, on to increase the loan amount in accordance with the Originator Resource Guide;
          (aa) the Agent, for the benefit of the Lenders, has a valid and perfected first priority Lien in such A, D & C Loan Agreement, A, D & C Note and in the Related Security, and Collections with respect thereto, free and clear of any Liens, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering such A, D & C Loan Agreement, A, D & C Note or the Related Security and/or the Collections with respect thereto has at any time been on file in any recording office except filings required to be made under the Credit Documents;
          (bb) (i) the Company has not waived any default, breach, violation or event of acceleration with respect to such A, D & C Loan Agreement other than in accordance with the Originator Resource Guide, and (ii) on the date the A, D & C Loan becomes a Pledged Loan, the Company had no knowledge that such A, D & C Loan will not be paid in full;
          (cc) any Mortgage with respect to such Resort contains or shall contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Resort of the benefits of the security afforded thereby, including to the extent permitted by applicable law, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, (b) by judicial foreclosure or (c) by direct action where permitted;
          (dd) except in connection with a trustee’s sale after default by the Obligor, no fees and expenses are or will become payable by the Company or the Agent to the trustee designated under any Mortgage with respect to a Construction Loan constituting a deed of trust;
          (ee) with respect to any Mortgage with respect to such a Construction Loan constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage;
          (ff) an opinion of counsel has been received by the Company with respect to enforceability against the related Developer of the related A, D & C Loan Agreement and A, D & C Note;

          (gg) is not secured by a leasehold estate, provided that ancillary buildings and ancillary facilities, such as construction staging areas, boat docks and lobbies, may be secured by a leasehold estate;
          (hh) the Resort shall have been the subject of a duly executed and proper “Phase One Environmental Audit Report” acceptable to the Company in accordance with the Originator Resource Guide;
          (ii) the Developer or a guarantor with respect to such A, D & C Loan is obligated to indemnify the Company and any assignee thereof, including the Company and its assignee, against all environmental claims arising in connection with any and all activity on the Resort;
          (jj) there is no proceeding pending for the total or partial condemnation or taking by eminent domain of the related Resort;
          (kk) either contains a “due on sale” clause or provides that the original Obligor (and any Guarantor) shall remain liable for the A, D & C Note in the event of the transfer of the Resort;
          (ll) except in the case of the A, D & C Loans listed on Schedule V, the Company is the sole lender; provided, however, the Company may grant participations in such A, D & C Loan, if (i) the Company provides notice to the Agent of any such participations, (ii) the Company remains the sole servicer with respect to such A, D & C Loan, (iii) if such participation is created after the Closing Date, the Company provides the Agent with a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge after due inquiry and with the advice of counsel, such participations will not adversely affect either the Agent’s Lien in the A, D & C Loan and the Related Security or the cash flows of the A, D & C Loan and attaching a fully executed copy of each such participation agreement, and (iv) such participations do not restrict in any way the ability of the Company to transfer such A, D & C Loan and the Related Security; provided, further, that only the portion of such A, D & C Loan retained by the Company after granting such participations shall be eligible to be an Eligible A, D & C Loan;
          (mm) the buildings, fixtures and other improvements on the Resort securing such Construction Loan have not suffered, in their entirety, any material damage which is not covered by the builder’s risk and general liability insurance or any other insurance in respect of such Resort;
          (nn) the Resort securing such Construction Loan is not the subject of any materially adverse zoning determination;
          (oo) the Company or its current legal counsel has in its possession a closing binder containing the closing documents with respect to such A, D & C Loan; and
          (pp) any commitment extensions or payment extensions granted by the Company or the Servicer with respect to such A, D & C Loan were granted (i) in accordance with the Originator Resource Guide, (ii) in the good faith belief that such extension will not have an adverse effect (other than a de minimis adverse effect) on the eventual collectibility of such A, D & C Loan and is otherwise in the best interests of the Company and (iii) in substantial conformity with the Company’s obligations under Section 5.6 hereof.

ANNEX C
REQUIREMENTS FOR AN ELIGIBLE DEVELOPER
          Any Developer satisfying the following conditions shall constitute an “Eligible Developer”;
          (a) such Developer qualifies for extensions of credit from the Company under the Originator Resource Guide and otherwise satisfies the requirements of the Originator Resource Guide or is otherwise approved by all of the Lenders in writing;
          (b) such Developer is not subject to an Insolvency Event;
          (c) such Developer (i) is not party to any action, suit, proceeding or investigation in any court, or before any arbitrator of any kind, or before or by any Governmental Authority and (ii) is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect or to have a material adverse effect on the ability of such Developer to perform its obligations under any A, D & C Loan Agreement or A, D & C Note to which it is a party and related documents, or on such Developer’s business generally;
          (d) such Developer is an entity duly organized under the laws of the United States or any State thereof; and
          (e) prior to the first Loan Date relating to such Developer, the Agent shall have received (x) audited consolidated financial statements for such Developer with respect to such Developer’s then most recently completed fiscal year for which financial statements have been, or have been required under the applicable A, D & C Loan Agreement to have been, delivered to the Company, together with a copy of an unqualified audit report for such year of such Developer, prepared and certified by a nationally recognized independent public accounting firm, and (y) unaudited consolidated financial statements of such Developer with respect to such Developer’s then most recently completed fiscal quarter for which financial statements have been, or have been required under the applicable A, D & C Loan Agreement to have been, delivered to the Company, and, in either case, since the date of such financial statements there shall not have occurred an event which materially adversely affects the ability of such Developer, to perform its obligations under any A, D & C Loan Agreement or A, D & C Note to which it is a party.

C-1

ANNEX D
REQUIREMENTS FOR AN ELIGIBLE RESORT
RELATED TO AN A, D & C LOAN
          Any Resort satisfying the following conditions shall constitute an “Eligible Resort” under the terms of the Credit Agreement:
          (a) which is covered by a hazard insurance policy, and a casualty insurance policy, the coverage of which equals or exceeds amounts reasonably satisfactory to the Company;
          (b) which complies with the Originator Resource Guide and which has been subject to on-site inspection in accordance with the Originator Resource Guide;
          (c) which is in compliance with all material applicable Environmental Laws;
          (d) no event has occurred (including without limitation any event affecting the related Owners’ Association or the condition and maintenance of such Resort) which materially adversely affects the construction of such Resort and which is reasonably expected to have a material adverse effect on the collectibility of any Pre-Sale Receivables related to such Resort;
          (e) such Resort it not the subject of any legal, judicial or administrative proceeding, whether existing, threatened or pending, for the total or partial condemnation of such Resort; and
          (f) for which all accrued and payable applicable taxes on the related Resort have been paid in full.

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